Exhibit 99.1

News Release

FREYR Battery Announces Austin, Texas as Location for New Corporate Headquarters

New York and Austin, TX February 10, 2024, FREYR Battery (NYSE: FREY) (“FREYR” or the “Company”) announced this morning that the Company has selected Austin, Texas, as the location for its new global headquarters to geographically align the Company’s workforce with its operations and strategy to provide solar modules made in the United States. This announcement coincides with the ongoing ramp of production at FREYR’s G1 solar module facility in Wilmer, Texas, which already employs more than 1,000 people across the Wilmer and Dallas communities.

Establishing Corporate Headquarters in Austin, Texas

FREYR has selected Austin, Texas as the location for the Company’s global headquarters in support of FREYR’s corporate development, operations, and strategy. Austin is strategically located near FREYR’s operating U.S. solar module manufacturing facility in Wilmer, Texas, and provides access to an emerging talent pool within the booming, business-friendly Texas economy to support the Company’s growth aspirations. FREYR’s global headquarters will be located at 1211 E 4th St., Austin, TX 78746.

“Today marks another important step for FREYR as we execute our strategic plan to establish an integrated U.S. solar + battery storage manufacturing enterprise built on advanced technology,” commented Daniel Barcelo, FREYR’s Chairman of the Board and Chief Executive Officer. “Our global headquarters will be in Austin, Texas, which is a vibrant and fast-growing hub of renewable energy and advanced technology development, strategically located close to our operations. As we move forward with our strategy to build an integrated American solar + storage manufacturing network, we intend to bring more than 1,000 new American jobs to the Texas economy. We look forward to building our teams in Austin and Wilmer, establishing a Texas job creation engine, and working with our partners across industry and government to invest in critical U.S. infrastructure.”

Sale of Coweta County Site in Georgia

In conjunction with the Company’s relocation to Texas, FREYR has entered into a definitive agreement to sell its 368-acre site in Coweta County, Georgia, to an undisclosed party for gross sales proceeds of $50 million. The transaction is expected to close on February 15, 2024. Estimated net proceeds to FREYR are expected to total $22.5 million following repayment of previously received state and local grants.

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About FREYR

FREYR (NYSE: FREY) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. In December 2024, FREYR completed a transformative transaction, positioning the Company as one of the leading solar manufacturing companies in the U.S., with a complementary solar and battery storage strategy. Based in the U.S. with plans to expand its operations in America, the Company is also exploring value optimization opportunities across its portfolio of assets in Europe. To learn more about FREYR, please visit www.freyrbattery.com and follow @FREYRBattery on social media.

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Investor contact:

Jeffrey Spittel

Executive Vice President, Investor Relations and Corporate Development

jeffrey.spittel@freyrbattery.com

Tel: (+1) 409 599-5706

Media contact:

Amy Jaick

Senior Vice President, Communications
amy.jaick@freyrbattery.com

Tel: (+1) 973 713-5585

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation with respect to the Company’s operational performance and profitability (including its strategic objective to develop U.S.-made solar modules), any expected jobs created as a result of the establishment of the Company’s headquarters in Austin, any other anticipated benefits or advantages of establishing the Company’s headquarters in Austin and any expected timings of and proceeds from the sale of the Coweta County site. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) and the Company’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FREYR intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on FREYR’s website in the ‘Investor Relations’ sections. FREYR also intends to use certain social media channels, including, but not limited to, X and LinkedIn, as means of communicating with the public and investors about FREYR, its progress, products and other matters. While not all the information that FREYR posts to its digital platforms may be deemed to be of a material nature, some information may be. As a result, FREYR encourages investors and others interested to review the information that it posts and to monitor such portions of FREYR’s website and social media channels on a regular basis, in addition to following FREYR’s press releases, SEC filings, and public conference calls and webcasts. The contents of FREYR’s website and other social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

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